Exhibit 99.1

Live Ventures Announces Third Quarter Fiscal 2020 Financial Results

LAS VEGAS, August 14, 2020 -- Live Ventures Incorporated (Nasdaq: LIVE), a diversified holding company, announced financial results for its third quarter of fiscal year 2020, which ended June 30, 2020. The company reported quarterly revenue of $42.4 million, net income of $3.6 million and basic EPS (earnings per share) of $2.18. The company also reported operating income of $6.0 million, representing an increase of 57% over the same period last year. During the fiscal quarter, the Company repurchased a record 106,161 shares of its common stock at an average price of $7.16 per share.

The company reported total assets of $156.0 million and total liabilities of $116.4 million, respectively, as of June 30, 2020. Stockholders’ equity stood at $39.6 million, or $24.03 per basic common share*. As at the end of the fiscal quarter, the company had cash and availability under its various lines of credit $33.8 million.

“As a result of Covid-19, our third fiscal quarter was unlike any other over the past decade,” said Jon Isaac, the company’s President and Chief Executive Officer. “Despite adverse market conditions, the company performed admirably and we are pleased with our results,” Mr. Isaac continued.

Key highlights of Q3 of fiscal 2020 include:

•	Revenues of $42.4 million;
•	Gross profit of $16.7 million;
•	Operating income of $6.0 million, up 57% over the same period in the prior fiscal year;
•	Decrease in interest expense of 28% compared to the same period in the prior fiscal year;
•	Earnings per basic share of $2.18;
•	The Company repurchased 106,161 shares of its common stock during the quarter;
•	Net cash from operating activities for the nine months of fiscal 2020 totaled $18.1 million.

*For a reconciliation of shareholders’ equity per basic common share, see the Non-GAAP Measure Reconciliation at the end of this release.

Non-GAAP Financial Information

Live Ventures believes that shareholders’ equity per basic share provided an additional tool for investors to use in evaluating operating results and trends, as such we are providing in this press release shareholders’ equity per basic common share, which is not a measure of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, shareholders’ equity per basic share should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. This measure should be read in conjunction with our net earnings, operating income, basic and diluted earnings per share data prepared in accordance with GAAP.

We define shareholders’ equity per basic common shares as total shareholders’ equity divided by basic weighted average common shares outstanding for the period. A reconciliation of the Company’s net income per basic common share per GAAP to shareholders’ equity per common share is included in the Non-GAAP Measure Reconciliation provided at the end of this release.

About Live Ventures

Live Ventures Incorporated, originally incorporated in 1968, is a diversified holding company with several wholly owned subsidiaries and a strategic focus on acquiring profitable companies that have demonstrated a strong history of earnings power. Through its subsidiary Marquis Industries, the company manufactures and sells residential and commercial carpets primarily in North America. Marquis Industries also designs, sources and sells hard-surface flooring. Through its subsidiary Vintage Stock, an award-winning entertainment retailer, the company sells new and pre-owned movies, classic and current generation video games and systems, music on CD & LP, collectible comics, books, toys, and more. Vintage Stock, through its stores and website, ships product worldwide directly to the customer's doorstep. Through its subsidiary Precision Industries, the company sells premium tool steels and specialty alloys. Through its subsidiary ApplianceSmart, the company sells new major household appliances in the United States through a company-owned retail store in Columbus, Ohio operating under the name ApplianceSmart®. All Live Ventures companies are rooted in their local communities where they contribute to the local economy and serve as responsible corporate neighbors.

Contact:

Live Ventures Incorporated

Tim Matula, Investor Relations

(425) 836-9035

tmatula@liveventures.com

http://liveventures.com
Source:  Live Ventures Incorporated

LIVE VENTURES INCORPORATED

UNAUDITED NON-GAAP MEASURE RECONCILIATION

(dollars in thousands, except per share)

For the Three Months Ended June 30, 2020
Net income applicable to common stock	$3,585
Basic weighted average common shares outstanding	1,646,836
Basic earnings per share	$2.18

As of June 30, 2020
Net income applicable to common stock	$3,585
Common Stock	2
Paid in capital	64,359
Treasury stock common	(3,871)
Treasury stock Series E	(7)
Accumulated deficit as of March 31, 2020	(24,489)
Total stockholders’ equity	$39,579
Weighted average common shares outstanding	1,646,836
Shareholders’ equity per basic common share	$24.03